Exhibit 99.1

The Empire District Electric Company Second Quarter 2012 Earnings Report and Declaration of Dividend

JOPLIN, Mo.--(BUSINESS WIRE)--July 26, 2012--At the Board of Directors meeting of The Empire District Electric Company (NYSE:EDE) held today, the Directors declared a quarterly dividend of $0.25 per share on common stock payable September 15, 2012, to holders of record as of September 1, 2012. The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended June 30, 2012.

Highlights

  The Company reported consolidated earnings for the second quarter of 2012 of $10.7 million, or $0.25 per share, compared with 2011 same quarter earnings of $9.2 million, or $0.22 per share. Earnings for the twelve months ended June 30, 2012 were $54.4 million, or $1.29 per share, compared to earnings of $52.5 million, or $1.26 per share for the 2011 twelve month period, resulting in a return on equity during the 2012 period of 7.8%.
  Total Company after tax gross margin increased $0.07 per share during the second quarter of 2012 when compared to the 2011 period, primarily as a result of increased customer rates which drove electric segment margin higher. The increased gross margin was partially offset by increased operating expenses. Customer counts, which continue to improve since the May 2011 tornado, slightly increased margins. Weather impact reduced margins quarter over quarter due to the timing of the warmth throughout the 2012 quarter and the extreme weather in the latter part of the 2011 quarter.
  On July 6, 2012, the Company filed a rate request with the Missouri Public Service Commission (MPSC) seeking an annual increase in electric customer revenues of approximately $30.7 million, or 7.56%, and the continuation of the Fuel Adjustment Clause. After factoring in the Fuel Adjustment Clause revenue of $8.6 million paid by customers during the rate case test year, the impact of the requested annual increase in base rates is approximately $22.1 million, or 5.3%. The filing seeks to recover operating and maintenance expenses and capital costs associated with the May 2011 tornado, Southwest Power Pool transmission charges allocated to the Company, software operating systems replacement costs, vegetation management costs, and new depreciation rates. The filing includes a request to the MPSC to implement the $6.2 million portion of the filing related to tornado recovery costs and the post-tornado cost of service through interim rates which would become effective 30 days from the filing date. However, on July 23, 2012, the MPSC suspended the interim rate request and will proceed with the scheduling of an evidentiary hearing on the matter.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Quarter Ended June 30, 2012
	Electric	Gas	Other*	Consolidated
Revenues	$124,091	$5,804	$1,885	$131,632
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	45,528	1,769	––	47,297
Other Operating Expenses	58,729	3,501	1,491	63,573
Operating Income	19,834	534	394	20,762
Net Income	$10,691	$(394)	$411	$10,708
Earnings Per Weighted-Average Share, Basic and Diluted				$0.25

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Quarter Ended June 30, 2011
	Electric	Gas	Other*	Consolidated
Revenues	$120,329	$7,303	$1,609	$129,093
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	47,228	2,712	––	49,940
Other Operating Expenses	55,306	3,663	1,198	60,019
Operating Income	17,795	928	411	19,134
Net Income	$8,792	$(27)	$410	$9,175
Earnings Per Weighted-Average Share, Basic and Diluted				$0.22

* Excludes intercompany eliminations.

Second Quarter Electric Segment Results

Electric segment gross margin (electric revenues less fuel and purchased power costs) increased approximately $5.5 million during the second quarter of 2012 when compared to the second quarter of 2011.

Total electric segment revenues were higher for the 2012 quarter compared to 2011 by approximately $3.8 million. Rate changes, primarily from our Missouri customers, increased revenues an estimated $5.5 million over the 2011 period. Our system-wide total customer count at June 30, 2012, including the effects of the May 2011 tornado, is down approximately 1,100 customers from the pre-storm level. Although still below the customer count levels prior to the tornado, higher average customer counts during the second quarter of 2012 increased revenues an estimated $1.5 million as electric customers continue to return to our system following the tornado. In terms of Heating Degree Days, the second quarter was nearly 43% below the same quarter of 2011, continuing the mild weather trend we experienced in the first quarter of 2012. However the mildness of the second quarter heating season was offset in part by above normal Cooling Degree Days during the latter portion of the quarter. This resulted in the quarter becoming the warmest second quarter in the past 30-plus years, relegating the 2011 second quarter to second warmest quarter in the past 30-plus years. Despite the record warmth, the effects of weather and other factors reduced revenues an estimated $1.3 million during the 2012 quarter when compared to the 2011 period due to the timing of the warmth discussed above and the extreme weather in the latter part of the 2011 quarter. Off-system and miscellaneous revenues were around $1.9 million lower.

Total electric fuel and purchased power expenses for the quarter decreased approximately $1.7 million compared to the 2011 quarter. Gas volumes were up as we shifted generation from coal units to natural gas units to take advantage of gas prices that were 43% lower than the 2011 quarter. However, the decrease during the second quarter of 2012 was primarily attributable to regulatory adjustments and timing differences in our fuel recovery mechanisms.

Regulated operating expenses increased approximately $3.5 million during the second quarter of 2012 compared to 2011, primarily due to regulatory adjustments related to our 2011 Missouri rate case, increased operating expenses due to the recognition of previously deferred Iatan 2 and Plum Point operating expenses, increased pension and retiree healthcare expenses, and increased transmission operating expenses. Total electric maintenance expenses were relatively unchanged when compared to the 2011 quarter.

Depreciation expense decreased approximately $1.8 million due primarily to a decrease in regulatory amortization which ended in June 2011 with the implementation of new customer rates from our 2011 Missouri rate case.

In summary, electric segment net income increased approximately $1.9 million during the second quarter of 2012 when compared to the 2011 quarter.

Second Quarter Gas Segment Results

Gas segment gross margin (gas revenues less the cost of natural gas sold and transported) decreased $0.6 million during the second quarter of 2012 compared to 2011. Mild weather during the quarter drove heating degree days in our gas territory 45% lower compared to the 2011 quarter and over 45% lower than the 30-year average. Gas operating expenses were $0.2 million higher, due primarily to increased transmission operating expenses, customer accounts expenses and professional services costs. Maintenance and depreciation expenses were relatively unchanged during the quarter. Other taxes decreased by $0.1 million compared to the 2011 quarter. Net income for the gas segment was approximately $0.4 million lower during the 2012 quarter compared to 2011.

Second Quarter Consolidated Results

Other income and deductions and total interest expenses were relatively unchanged in the 2012 second quarter compared to the 2011 quarter. Long-term debt interest expense decreased approximately $1.0 million during the quarter. However, this decrease was offset by a reduction in deferred carrying charges related to Iatan 2.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000’s except per share information, certain segment amounts exclude eliminations )
	Twelve Months Ended June 30, 2012
	Electric	Gas	Other*	Consolidated
Revenues	$519,403	$39,625	$7,389	$565,825
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	189,568	18,359	––	207,927
Other Operating Expenses	239,239	16,286	5,440	260,373
Operating Income	90,596	4,980	1,949	97,525
Net Income	$51,441	$1,215	$1,731	$54,387
Earnings Per Weighted-Average Share, Basic and Diluted				$1.29

	Twelve Months Ended June 30, 2011
	Electric	Gas	Other*	Consolidated
Revenues	$512,686	$48,101	$6,526	$566,721
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	205,805	23,991	––	229,796
Other Operating Expenses	224,156	17,438	4,804	245,806
Operating Income	82,725	6,672	1,722	91,119
Net Income	$47,951	$2,879	$1,707	$52,537
Earnings Per Weighted-Average Share, Basic and Diluted				$1.26

* Excludes intercompany eliminations.

Twelve Months Ended Electric Segment Results

Electric segment gross margin increased approximately $23.0 million during the twelve months ended June 30, 2012, compared to the 2011 period. This increase was primarily attributable to customer rate increases in our Missouri, Oklahoma and Arkansas jurisdictions.

Electric segment revenues for the twelve months ended June 30, 2012, increased approximately $6.7 million over the 2011 period. Customer rate increases added an estimated $36.8 million during the 2012 period compared to 2011, primarily from the customer rate increases in the jurisdictions mentioned above. Weather and other impacts reduced revenues an estimated $13.9 million as unseasonably hot weather experienced during the summer months of 2011 was more than offset by the effects of record mild weather during the first quarter heating season of 2012 and a mild fourth quarter of 2011. Reduced customer counts resulting primarily from the May 22 tornado decreased revenues an estimated $7.0 million compared to the twelve month 2011 period. The 2012 twelve month period does not capture the full revenue impact of the tornado, as a large portion of the impact was incurred during the latter weeks of the 2011 twelve month period. We estimate the total lost revenue impact of the tornado as of June 30, 2012, including the impact attributable to the 2011 twelve month period, to be approximately $11.4 million. Off-system and miscellaneous revenues decreased $9.1 million when compared to the 2011 period.

Electric fuel and purchased power expenses decreased approximately $16.2 million during the 2012 twelve month period when compared to the 2011 period, reflecting reduced demand as a result of the mild weather and reduced customer counts discussed above.

Other regulated operating expenses increased approximately $12.8 million due primarily to the reasons impacting the second quarter of 2012 discussed previously. Maintenance expenses were also higher by $2.0 million in the 2012 twelve month period due to increases in production maintenance expenses and substation and other distribution maintenance expenses.

Depreciation expense was lower by nearly $7.0 million during the 2012 period. A reduction in regulatory amortization was partially offset by increased depreciation expense as a result of higher levels of plant in service. Other taxes increased approximately $1.3 million as a result of the higher levels of plant in service and increased municipal franchise taxes.

Electric segment net income increased approximately $3.5 million during the 2012 twelve month period when compared to the 2011 period.

Twelve Months Ended Gas Segment Results

Gross margin for the gas segment decreased $2.8 million during the 2012 twelve month period compared to the same period in 2011, as the mild weather experienced during the fourth quarter of 2011 and first quarter of 2012 resulted in decreased customer usage. Other regulated operating and maintenance expenses increased approximately $0.1 million, during the 2012 period. Depreciation increased about $0.1 million and other taxes were lower by $0.3 million when compared to the 2011 period. Gas segment net income decreased approximately $1.7 million during the 2012 twelve month period compared to the 2011 period.

Twelve Months Ended Consolidated Results

Total interest charges increased approximately $3.9 million in the 2012 twelve month period compared to 2011. Interest expense related to long term debt decreased approximately $1.1 million due to refinancing of debt at lower interest rates. However, a reduction in the deferred carrying charges of approximately $4.4 million, resulting from Iatan 2 and Plum Point being in service during the full 2012 period, combined with a decrease in the debt component of the Allowance for Funds Used During Construction (“AFUDC”) of approximately $0.6 million, drove interest expense higher when compared to the 2011 period.

The Company’s other income and deductions decreased earnings around $0.7 million during the 2012 period as income related to the equity component of AFUDC was lower with the Iatan 2 and Plum Point plants in service as discussed above.

Reconciliation of Earnings Per Share

The following reconciliation of basic earnings per share (EPS) compares the quarter and twelve months ended June 30, 2012 versus June 30, 2011 and is a non-GAAP presentation. The economic substance behind our non-GAAP EPS measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. We believe this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and we believe this information is useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

In addition, although a non-GAAP presentation, we believe the presentation of gross margin (reflected in the table below and elsewhere in this press release) is useful to investors and others in understanding and analyzing changes in our electric operating performance from one period to the next, and have included the analysis as a complement to the financial information we provide in accordance with GAAP.

This reconciliation and margin information may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. We also note that the presentation below does not purport to be an alternative to EPS determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

	Quarter Ended	Twelve Months Ended
Basic Earnings Per Share – June 30, 2011	$0.22	$1.26
Revenues
Electric segment	0.06	0.10
Gas segment	(0.02)	(0.13)
Other segment	0.00	0.01
Total Revenue	0.04	(0.02)

Electric fuel and purchased power	0.02	0.25
Cost of natural gas sold and transported	0.01	0.09
Gross Margin	0.07	0.32

Expenses
Operating – electric segment	(0.05)	(0.20)
Operating – gas segment	(0.01)	0.00
Operating - other segment	0.00	(0.01)
Maintenance and repairs	(0.01)	(0.03)
Depreciation and amortization	0.03	0.11
Other taxes	0.00	(0.02)
Interest charges	0.00	(0.05)
AFUDC	0.00	(0.02)
Change in effective income tax rates	0.00	(0.07)
Other income and deductions	0.00	0.01
Dilutive effect of additional shares	0.00	(0.01)

Basic Earnings Per Share – June 30, 2012	$0.25	$1.29

Earnings Guidance

The updated 2012 guidance range of $1.13 to $1.27 per share provided by the Company in April 2012 remains unchanged. Our 2012 guidance range assumes 30-year average weather and flat overall system customer growth through the remainder of the year. In addition, as previously noted, other factors that may impact earnings include the speed of recovery in the tornado-impacted area of Joplin, Missouri, and unanticipated or unplanned events that may impact operating and maintenance costs. The effects of assumptions and other factors evaluated for the purpose of providing guidance are not necessarily independent of one another, and the combination of effects can cause individual impacts smaller or larger than the indicated guidance range.

Earnings Conference Call

Brad Beecher, President and CEO, will host a conference call Friday, July 27, 2012, at 1:00 p.m. Eastern Time to discuss earnings for the second quarter and twelve months ended June 30, 2012. To phone in to the conference call, parties in the United States should dial 1-800-762-8779, any time after 12:45 p.m. Eastern Time. The webcast presentation and accompanying presentation slides can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-406-7325 and entering passcode 4552204#. The webcast presentation will be available for replay for one year from today’s date. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Forms 10-K and 10-Q.

CONTACT:
The Empire District Electric Company
Media Communications
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
Investor Relations
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com